UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 25, 2018

CEL-SCI CORPORATION
(Exact name of Registrant as specified in its charter)

Colorado	01-11889	84-0916344
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8229 Boone Boulevard, Suite 802
Vienna, Virginia 22182
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (703) 506-9460

N/A
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§203.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§204.12b-2 of this chapter.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events.

The Company is currently involved in a pending arbitration proceeding, CEL-SCI Corporation v. inVentiv Health Clinical, LLC (f/k/a PharmaNet LLC) and PharmaNet GmbH (f/k/a PharmaNet AG). The Company initiated the proceedings against inVentiv Health Clinical, LLC, or inVentiv, the former third-party CRO, and is seeking payment for damages related to inVentiv’s prior involvement in the Phase 3 clinical trial of Multikine. In the summer of 2017, inVentiv Health, Inc., the ultimate parent company of the respondents in the arbitration, merged with INC Research Holdings, Inc. The combined company was renamed Syneos Health in January 2018. The arbitration claim, initiated under the Commercial Rules of the American Arbitration Association, alleges (i) breach of contract, (ii) fraud in the inducement, and (iii) common law fraud.

Closing arguments in the arbitration suit against the former CRO were concluded on April 25, 2018, and the arbitrator indicated he would render his judgement in the matter within 60 days of the conclusion of closing arguments. The arbitrator has now requested until Friday June 29, 2018 to make his Final Award.

Item 3.03.    Material Modification to Rights of Security Holders.

On June 25, 2018 the Company extended the expiration date of its Series DD and Series EE warrants from July 1, 2018 to July 12, 2018. The Series DD and Series EE warrants were issued on December 8, 2016. As a result of the reverse stock split approved by the Company’s shareholders and adopted by the Company’s directors,

●
the holders of the Series DD warrants are entitled to purchase 1,360,960 shares of the Company’s common stock at an exercise price of $4.50 per share, and

●
the holders of the Series EE warrants are entitled to purchase 1,360,960 shares of the Company’s common stock at an exercise price of $4.50 per share

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EL-SCI CORPORATION

Date: June 25, 2018	By:	/s/ Patricia B. Prichep
Patricia B. Prichep
Senior Vice President of Operations

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